Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Platform Specialty Products Corporation, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 31, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the measurement period adjustments described in Note 2 and also impacting Notes 4, 5, 8, 12, and 19, as to which the date is September 26, 2014 relating to the financial statements and financial statement schedule of Platform Specialty Products Corporation, and to the references to us under the heading “Experts”, which appear in Platform Specialty Products Corporation’s Form S-1/A (No. 333-199816), as amended on November 10, 2014.

/s/ PricewaterhouseCoopers LLP

Stamford, CT

November 12, 2014